Exhibit 4.16

ESCROW AGREEMENT

          ESCROW AGREEMENT, dated as of December 21, 2000 (this "Escrow Agreement"), by and among Delta Financial Corporation, a Delaware corporation (the "Company"), U.S. Bank Trust National Association, a national banking association under the laws of the United States, as trustee under the Indenture (as defined below) (the "Trustee"), and U.S. Bank Trust National Association, a national banking association incorporated under the laws of the United States, as escrow agent (the "Escrow Agent").

W I T N E S S E T H:

          WHEREAS, contemporaneously with the execution of this Escrow Agreement, the Company is entering into that certain Indenture dated as of December 21, 2000 (the "Indenture") among the Company, as issuer, each of Delta Funding Corporation, a New York corporation, DF Special Holdings Corporation, a Delaware corporation, Fidelity Mortgage, Inc., a Delaware corporation, DFC Financial of Canada Limited, an Ontario, Canada corporation, DFC Funding of Canada Limited, an Ontario, Canada corporation, Continental Property Management Corp., a New York corporation, DFC Financial Corporation, a Delaware corporation, Delta Funding Residual Holding Trust 2000-1, Delta Funding Residual Holding Trust 2000-2 and the Trustee;

          WHEREAS, pursuant to the terms and conditions of the Indenture, the Company is issuing its 9½% Senior Secured Notes due 2004 (the "Senior Notes"), which notes will be exchanged (the "Exchange") for the Company's outstanding 9½% Senior Notes due 2004 (the "Old Notes");

          WHEREAS, the Company is obligated under Section 4.24 of the Indenture to deposit from time to time in escrow with the Escrow Agent funds (such funds, including interest or dividends thereon, the "Escrow Amount") sufficient to meet the Company's obligation to make payments of interest on the Senior Notes;

          WHEREAS, the parties hereto desire to set forth the terms and conditions under which the Escrow Amount shall be held by the Escrow Agent and released by the Escrow Agent to the Trustee; and

           WHEREAS, the parties desire that the Escrow Agent be appointed as escrow agent to act in accordance with the terms hereof.

          NOW, THEREFORE, in consideration of the foregoing and of the promises contained herein, the parties, intending legally to be bound, agree as follows:

          1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Indenture.

          2. Appointment and Agreement of Escrow Agent. The Company and the Trustee hereby appoint the Escrow Agent to serve hereunder and the Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Escrow Agreement to be performed by it. Escrow Agent represents and warrants that in the ordinary course of its business it maintains securities accounts for others and that it is acting in that capacity in establishing and maintaining the Escrow Account (as defined below).

          3. Deposit of the Escrow Amount; Pledge. The Escrow Agent agrees to establish and maintain a separate account (the "Escrow Account") in the name of the Escrow Agent in trust and as agent for the benefit of the Trustee in accordance with the terms hereof. As required by Section 4.24 of the Indenture, the Company shall deposit funds into the Escrow Account in an amount sufficient to pay the interest on the Senior Notes due to be paid on the immediately upcoming Interest Payment Date. All funds deposited into the Escrow Account shall be held by the Escrow Agent in trust as agent for and for the benefit of the Trustee in accordance with and subject to the terms and conditions hereof. As collateral security for all of the Guaranteed Obligations (as that term is defined in the Indenture), the Company hereby grants to the Trustee a lien and security interest in and to all funds, U.S. Governmental Obligations, certificates of deposit, securities and other investment property and financial assets from time to time on deposit in (or which are proceeds of funds deposited in) the Escrow Account, the earnings thereon, and the proceeds thereof. The Escrow Agent agrees that all assets maintained in the Escrow Account shall be treated as financial assets (as defined in Section 8-102(9)) of the New York UCC and shall require that any securities intermediary utilized by the Escrow Agent to expressly agree to treat such assets as financial assets.

          4. Receipt. The Escrow Agent agrees to hold and disburse the Escrow Amount and all earnings it receives thereon in accordance with the terms and conditions of this Escrow Agreement.

          5. Investment. The Escrow Agent shall, pending the disbursement of the Escrow Amount pursuant to this Escrow Agreement, invest such amounts in accordance with the specific written instructions of the Company in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof ("U.S. Government Obligations") having a maturity of not longer than the period of time remaining prior to the next Interest Payment Date which are rated "Aaa" by Moody's Investors Service, Inc. or a similar grade by another nationally recognized statistical rating service, (b) certificates of deposit having a maturity of not longer than the period of time remaining prior to the next Interest Payment Date issued by commercial banks (which may include the Escrow Agent) having a combined capital surplus and undivided profits of not less than One Billion Dollars ($1,000,000,000), (c) money market funds investing solely in any of the above or (d) other debt securities having a maturity of not longer than the period of time remaining prior to the next Interest Payment Date which are rated "Aaa" by Moody's Investors Service, Inc. or a similar grade by another nationally recognized statistical rating service. Absent such written instructions, the Escrow Agent shall have no obligation to invest (or otherwise pay any interest on) the Escrow Account. The Escrow Agent shall have no liability for any loss, tax, fee or other charge on any investment or reinvestment, including any loss incurred upon liquidation of any investment prior to maturity when necessary to make a disbursement pursuant to this Escrow Agreement. All earnings received from (or losses incurred on) any such investment shall be credited to (or debited from, as the case may be) the Escrow Account (and earnings so received may be reinvested and treated in the same manner).

          6. Earnings on the Escrow Amount. All interest, dividends, distributions, gains or other income in respect of the Escrow Amount (collectively, "Interest") shall constitute part of the Escrow Amount and shall be deposited in the Escrow Account (and, as provided above, may from time to time be reinvested) until disbursed in accordance with the terms hereof.

          7. Disbursement of the Escrow Amount. Subject to Section 8 of this Escrow Agreement, on each Interest Payment Date the Escrow Agent shall (i) disburse to the Trustee the entire Escrow Amount held in the Escrow Account sufficient to pay the aggregate accrued interest on the Senior Notes due to be paid on such Interest Payment Date, (ii) provided no Default or Event of Default has occurred and is continuing, all as set forth in an Officers' Certificate to the Escrow Agent dated as of the Interest Payment Date, remit to the Company all remaining interest or other earnings (after payment to the Trustee pursuant to subsection (i) above), if any, remaining on deposit (the "Remaining Earnings") in the Escrow Account.

          8. Default under the Indenture. Notwithstanding any provisions in this Escrow Agreement to the contrary, upon receipt by the Escrow Agent of a notice from any of the Trustee, the Collateral Trustee, the Warrant Agent, the Owner Trustee, the Administrator or Holders or Beneficial Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding that a Default or an Event of Default has occurred, then the Escrow Agent shall not remit the Remaining Earnings to the Company unless and until (i) the Escrow Agent receives written notice from the Trustee that such Default or Event of Default has been cured or waived and (ii) the Company provides to the Escrow Agent an Officers' Certificate certifying that there is then no Default or Event of Default that has occurred and that is then continuing which has not been cured or waived. Notwithstanding any provision in this Escrow Agreement to the contrary, upon receipt of a notice from any of the Trustee or the Holders or Beneficial Holders of at least 25% of the then outstanding Senior Notes that the Senior Notes have been or thereby are declared to be due and payable immediately, the Escrow Agent shall (a) forthwith remit all Remaining Earnings to the Trustee for application in accordance with Section 6.10 of the Indenture, and (b) comply with all entitlement orders or other directions concerning the Escrow Account originated by the Trustee, without any requirement of notice to or consent by the Company.

          9. Dispute Resolution. In the event of any disagreement between any of the parties to this Escrow Agreement, or between them or any of them and any other party, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow Agent, reasonably and in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any action hereunder so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any Person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences and all doubt shall have been resolved by agreement among all of the interested Persons, and the Escrow Agent shall have been notified thereof in writing signed by all such Persons; provided, however, that the Escrow Agent shall be under no obligation to commence or defend such proceedings. The rights of the Escrow Agent under this Section are cumulative of all other rights it may have by law or otherwise.

          10. Compensation. The Escrow Agent shall be entitled to compensation for its services hereunder in accordance with Schedule 1 annexed hereto, which schedule may be subject to change (upon written notice to the Company) on an annual basis. In addition, the Escrow Agent shall be entitled to prompt reimbursement upon demand for all expenses incurred in connection with the acceptance, administration or enforcement of this Escrow Agreement, including, without limitation, payment of any legal fees and expenses incurred in connection with the resolution of any claim by any party hereunder or the execution of this Escrow Agreement. The Company agrees to pay the Escrow Agent for any such compensation and expenses that may be due and payable from time to time.

          11. Liability of Escrow Agent. The Escrow Agent assumes no responsibility or liability to the Company, the Trustee, the holder of the Senior Notes or any other Persons, other than to deal with the Escrow Amount held and received by it pursuant to the terms of this Escrow Agreement. The Escrow Agent shall not be held liable for anything which it may do or refrain from doing in connection herewith, except for actions or omissions to act that constitute gross negligence or willful misconduct. The Company hereby covenants and agrees to indemnify and hold harmless the Escrow Agent for and from any and all liabilities, claims, losses, judgments or costs (including reasonable attorneys' fees and expenses) regardless of their nature, arising out of or because of this Escrow Agreement, except for actions or omissions to act that constitute gross negligence or willful misconduct on the part of the Escrow Agent. The foregoing indemnification shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

          12. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving the parties hereto thirty (30) days' prior written notice. The Escrow Agent shall continue to serve until its successor, appointed by notice of the Company, accepts appointment as successor escrow agent and receives all funds held in the Escrow Account. The holders of a majority in principal amount of the outstanding Senior Notes may at any time remove the Escrow Agent by so notifying the Company and the Trustee and may appoint a successor escrow agent with the Company's consent, provided that after the occurrence of an Event of Default, the Company's consent shall not be required. The Company may remove the Escrow Agent if:

(1) the Escrow Agent fails to fulfill its obligations hereunder;

(2) the Escrow Agent is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Escrow Agent or its property; or

(4) the Escrow Agent becomes incapable of acting.

          If the Escrow Agent resigns or is removed or if a vacancy exists in the office of Escrow Agent for any reason, each of the Company and the Escrow Agent shall notify each Holder of such event and the holders of a majority in principal amount of the Senior Notes shall promptly appoint a successor Escrow Agent. A successor Escrow Agent shall deliver a written acceptance of its appointment to the retiring Escrow Agent, the Trustee and the Company. Immediately after that, the retiring Escrow Agent shall transfer all funds held in the Escrow Account to the successor Escrow Agent, the resignation or removal of the retiring Escrow Agent shall become effective, and the successor Escrow Agent shall have all the rights, powers and duties of the Escrow Agent under this Escrow Agreement. If a successor Escrow Agent does not take office within 60 days after the retiring Escrow Agent resigns or is removed, the retiring Escrow Agent, the Company or the Holders of at least 10% in principal amount of the outstanding Senior Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor escrow agent. The terms and conditions of this Escrow Agreement will remain unimpaired by resignation of the Escrow Agent or the appointment of a successor escrow agent. Following the appointment of a successor escrow agent, such person shall for all intents and purposes of this Escrow Agreement be the "Escrow Agent" hereunder. In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor escrow agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the Escrow Amount in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice shall have been given, unless the same is a direction that the Escrow Amount be paid or delivered in its entirety out of the Escrow Account.

          13. Responsibilities and Rights of the Escrow Agent. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

          (b) The Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted in good faith upon the advice of its legal counsel given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Escrow Agreement, or (ii) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith believe to be genuine (including the execution of such instrument, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons and to conform to the provisions of this Escrow Agreement.

          (c) The Escrow Agent (i) shall in no instance be obligated to take any legal or other action which in its reasonable judgment might involve any expense or liability unless it shall have been furnished with acceptable security or indemnification, and (ii) may consult with counsel satisfactory to it, including in-house counsel, with respect to matters arising under this Escrow Agreement and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with such opinion or advice.

          14. Termination. This Escrow Agreement shall terminate (a) upon receipt by the Escrow Agent of written notice from the Trustee that all of the Company's obligations under the Indenture and the Senior Notes have been satisfied in full or (b) by written mutual consent signed by all parties hereto. The parties hereto, other than the Escrow Agent, may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect. In the event of such termination, the other parties hereto shall within thirty (30) days of such notice jointly appoint a successor escrow agent and the Escrow Agent shall turn over to such successor escrow agent the Escrow Account and any other amounts held by it pursuant to this Escrow Agreement. Following the appointment of a successor escrow agent, such person shall for all intents and purposes of this Escrow Agreement be the "Escrow Agent" hereunder. Upon receipt of the Escrow Account and other amounts, the successor escrow agent shall thereupon be bound by all of the provisions hereof. This Escrow Agreement shall not be otherwise terminated.

          15. Notices. Unless otherwise provided herein, any notice, request, instruction or other document or communication to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) if mailed, on the date received if mailed by registered or certified mail (return receipt requested), (b) if sent by facsimile transmission, when so sent and receipt acknowledged by an appropriate telephone or facsimile receipt or (c) if sent by other means, when actually received by the party to which such notice has been directed, in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

          To the Company:

Delta Financial Corporation 1000 Woodbury Road Woodbury, New York 11797 Attention: Mr. Marc Miller Fax: (516) 364-9450

          With a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Bradley Kulman, Esq. Facsimile (212) 806-6006

          To the Trustee and/or the Escrow Agent:

U.S. Bank Trust National Association 100 Wall Street, 16th Floor New York, New York 10005 Attention: Ms. Amy S. Roberts, Vice President Fax: (212) 809-5459

          With copies to:

Emmet, Marvin & Martin, LLP 120 Broadway New York, New York 10271 Attention: Irving C. Apar, Esq. Fax: (212) 238-3100

          16. Benefit and Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, the Holders and their respective successors and permitted assigns. This Escrow Agreement may not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

          17. Entire Agreement; Amendment. This Escrow Agreement and the Indenture contain all the terms agreed upon by the parties with respect to the subject matter hereof and supersede any prior agreements with respect to the subject matter hereof. This Escrow Agreement may be amended, waived, modified, extended or discharged only by a written instrument signed by the parties against which enforcement of any waiver, change, modification, extension or discharge is sought. Notwithstanding the foregoing, no amendment to this Escrow Agreement may be made without the prior written consent of the holders of a majority in principal amount of the outstanding Senior Notes. No course of conduct shall constitute a waiver of any terms and conditions (unless, and then only to the extent, such waiver is in writing, in accordance with the preceding sentence), and any waiver on any occasion shall not constitute a waiver with respect to any other occasion (unless its terms expressly so provide).

          18. Headings. The headings of the sections and subsections of this Escrow Agreement are for ease of reference only and do not evidence the intentions of the parties.

          19. Governing Law. This Escrow Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

          20. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          21. Tax Reporting. The parties hereto agree that, for tax reporting purposes, interest or other income earned from the investment of the amounts in the Escrow Account from time to time shall be allocable to the Company.

          22. Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Account is credited to such account. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Account amounts.

          23. Tax-Related Covenants. The Company agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of amounts held under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Escrow Agreement. The Company undertakes to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. The Company agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including, without limitation, the withholding or deduction or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

          24. Intermediaries. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or securities intermediary employed by the Escrow Agent than any such book-entry depository or securities intermediary has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

          25. Reproduction of Documents. This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed and delivered as of the day and year first written above.

DELTA FINANCIAL CORPORATION By: Name: Title: U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee By: Name: Title: U.S. BANK TRUST NATIONAL ASSOCIATION, as Escrow Agent By: Name: Title:

SCHEDULE 1

Escrow Agent's Fee

No Fee Required.